Exhibit 99.1

Allscripts Contacts: Dan Michelson Chief Marketing Officer 312-506-1217 dan.michelson@allscripts.com	Bill Davis Chief Financial Officer 312-506-1211 bill.davis@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Third Quarter 2005 Results

Company Posts Record Earnings and 50% Increase in

Software-Related Revenue Over Prior Year

CHICAGO, IL – October 26, 2005 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced results for the three and nine months ended September 30, 2005.

Total revenue for the three months ended September 30, 2005 was $30.6 million, compared to $25.7 million for the same period last year. Revenue from software and related services for the three months ended September 30, 2005 was $16.5 million, compared to $11.0 million for the same period last year, increasing by 50%.

Gross margin percentage was 43.3% for the third quarter of 2005, compared to 43.1% during the third quarter of 2004.

Net income for the three months ended September 30, 2005 was $2.9 million, or $0.07 per diluted share, compared to net income of $0.7 million, or $0.02 per diluted share, for the same period last year, a net income increase of 296% and a new record for the Company.

As of September 30, 2005, the Company had cash and marketable securities of $136.1 million.

“Electronic health records are the key ingredient for transforming healthcare in the United States and Allscripts is perfectly positioned to benefit as physicians embrace clinical software to care for their patients,” commented Glen Tullman, Chief Executive Officer of Allscripts. “I am pleased with our third quarter results, and look forward to the fourth quarter, which traditionally represents the strongest sales quarter in our industry.”

Total revenue for the nine months ended September 30, 2005 was $86.4 million, compared to $74.5 million for the same period last year. Revenue from software and related services for the nine months ended September 30, 2005 was $46.9 million, compared to $29.8 million for the same period last year, increasing by 57%.

Total gross margin percentage was 45.5% for the nine months ended September 30, 2005, compared to 40.7% for the nine months ended September 30, 2004.

Net income for the nine months ended September 30, 2005 was $6.3 million, or $0.15 per diluted share, compared to net income of $1.7 million, or $0.04 per diluted share, for the same period last year.

Allscripts will conduct a conference call on Wednesday, October 26, 2005 at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through November 9, 2005, at www.allscripts.com or by calling 1-800-642-1687, ID # 1251811.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company provides unique solutions that inform, connect, and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include electronic health record, e-prescribing and document imaging solutions. Allscripts’ Physicians Interactive Group provides clinical product education and connectivity solutions for physicians and patients. The Company’s Medication Services Group provides medication fulfillment services. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$37,719	$16,972
Marketable securities	56,907	22,796
Accounts receivable, net	26,765	21,382
Other receivables	565	627
Inventories	1,935	2,372
Prepaid expenses and other current assets	4,889	3,571

Total current assets	128,780	67,720

Long-term marketable securities	41,447	88,471
Software development costs, net	6,423	6,270
Fixed assets, net	2,597	2,366
Intangible assets, net	23,332	24,546
Other assets	5,307	4,804

Total assets	$207,886	$194,177

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,915	$5,981
Accrued expenses	11,154	12,218
Deferred revenue	15,103	14,607

Total current liabilities	31,172	32,806

Other liabilities	359	178
Long-term debt	82,500	82,500

Total liabilities	114,031	115,484

Stockholders’ equity	93,855	78,693

Total liabilities and stockholders’ equity	$207,886	$194,177

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Prepackaged medications	$11,496	$11,811	$32,820	$35,391
Software and related services	16,462	10,986	46,917	29,815
Information services	2,680	2,897	6,630	9,251

Total revenue	30,638	25,694	86,367	74,457

Cost of revenue:
Prepackaged medications	9,753	9,621	27,173	28,427
Software and related services	6,114	3,581	16,599	10,704
Information services	1,511	1,415	3,287	5,014

Total cost of revenue	17,378	14,617	47,059	44,145

Gross profit	13,260	11,077	39,308	30,312

Operating expenses:
Selling, general and administrative expenses	10,025	9,453	31,840	27,316
Amortization of intangibles	436	437	1,308	1,311

Income from operations	2,799	1,187	6,160	1,685
Interest expense	(880)	(833)	(2,636)	(833)
Interest income	1,064	436	2,898	873
Other income (expense), net	(43)	(48)	(115)	(20)

Income before income taxes	2,940	742	6,307	1,705
Income taxes	—	—	—	—

Net income	$2,940	$742	$6,307	$1,705

Net income per share—basic	$0.07	$0.02	$0.16	$0.04

Net income per share—diluted	$0.07	$0.02	$0.15	$0.04

Weighted average shares of common stock outstanding used in computing basic net income per share	40,895	38,803	39,938	39,146

Weighted average shares of common stock outstanding used in computing diluted net income per share	44,223	41,164	43,003	41,760